EXHIBIT 3.1

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
TC PIPELINES, LP
This Amendment No. 1 (this "AMENDMENT") to the Third Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP, a Delaware limited partnership (the "PARTNERSHIP"), dated as of April 1, 2015 (the "PARTNERSHIP AGREEMENT"), is entered into effective as of December 13, 2017 by TC PipeLines GP, Inc., a Delaware corpration as the General Partner. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 9.3 of the Partnership Agreement currently provides as follows:
"Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings."
WHEREAS, the Bipartisan Budget Act of 2015 eliminates the concept of a "Tax Matters Partner," replaces it with the concept of a "Partnership Representative" and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;
WHEREAS, Section 9.2 of the Partnership Agreement provides the General Partner with authority to determine whether the Partnership should make elections permitted by the Code;
WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
WHEREAS, Section 13.1(d)(ii) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the

Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect; and
WHEREAS, acting pursuant to the power and authority granted to it under 13.1(c) and 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is necessary and appropriate to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes and to satisfy requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation and does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
NOW, THEREFORE, it is hereby agreed as follows:

Section 1. Amendment.
Section 6.9 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
Section 6.9 Entity-Level Taxation.
If legislation is enacted or the interpretation of existing legislation is modified by the relevant governmental authority which causes the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise subjects the Partnership, or any Group Member to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution and Second Target Distribution may, at the General Partner's discretion, be adjusted to an amount that is not less than the amount equal to the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate that could apply to the Partnership or any Group Member  for the taxable year of the Partnership or such Group Member in which such Quarter occurs (expressed as a decimal) plus (ii) the effective overall state and local income tax rate (expressed as a decimal) that would have been applicable to the Partnership or such Group Member for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. For purposes of this Section 6.9, such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or any Group Member is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or any Group Member had been subject to such state and local taxes during such preceding taxable year.

Section 9.3 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
    Section 9.3 Tax Controversies.

(a)
Subject to the provisions hereof, the General Partner (or its designee) is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably requested by the General Partner in its capacity as the Tax Matters Partner or Partnership Representative.  For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner's discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to relevant facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment.  For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner's discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish any such Partner's tax-exempt status.  This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of such requested cooperation.

(b)
Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.  Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

(c)
The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.

Section 9.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
Section 9.4 Withholding and Other Tax Payments by the Partnership.
(a)
The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, as a general expense of the Partnership, or as indemnifiable payments made by the Partnership on behalf of the Partners (as provided in Section 9.4(c)), as determined appropriate under the circumstances by the General Partner.

(b)
Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

(c)
If the Partnership pays an imputed underpayment under Section 6225 of the Code and/or any analogous provision of the laws of any state or locality, the General Partner may require that Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax).  This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section 6225(c)(2) of the Code (or any analogous provision of state or local law) due to the Partner's filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code (or any analogous provision of state or local law) because of such Partner's status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner's status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner.  This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.

Section 2. Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3. Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to the principles of conflicts of law.

(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment has been executed as of December 13, 2017.

GENERAL PARTNER: TC PIPELINES GP, INC.
By /s/Brandon M. Anderson Name: Brandon M. Anderson Title: President By /s/Jon A. Dobson Name: Jon A. Dobson Title: Secretary

Signature Page to Amendment No. 1 to the Third Amended and Restated
Agreement of Limited Partnership of
TC PipeLines, LP

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